5.2           Code of Ethics – Adoption and Review

I.Statement of General Principles

This Code of Ethics has been adopted by Altegris Advisors, L.L.C. (the “Adviser”) for the purpose of instructing its employees, officers, and directors in their ethical obligations and to provide rules for their personal securities transactions.  All such persons may owe a fiduciary duty to the Adviser’s Clients.  A fiduciary duty means a duty of loyalty, fairness and good faith towards the Clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.  These general principles are:

•	The duty at all times to place the interests of Clients first;

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The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and

•	The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their positions, or of their relationship with Clients.

It is imperative that the personal trading activities of the employees, officers, and directors of the Adviser be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action.  This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code of Ethics.

All personal securities transactions must also comply with the Adviser's Insider Trading Policy and Procedures.  Employees shall comply at all times with all applicable federal securities laws.  Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury.  Employees shall at all times maintain the confidentiality of Client identities, security holdings, financial circumstances and other confidential information.

Employees shall report any violations of this Code of Ethics promptly to the Chief Compliance Officer.

II.	Definitions

A.Access Person:  any employee, officer, or director of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, participates in or makes recommendations with respect to the purchase or sale of securities; and any natural person who controls the Adviser and who obtains information about recommendations with respect to the purchase or sale of securities.  The ChiefCompliance Officer will maintain a current list of all Access Persons.

B. Automatic Investment Plan:  a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

C.Beneficial Interest:  ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

D.Chief Compliance Officer: the Chief Compliance Officer is David Mathews.

E.Access Person Account:  each account in which an Access Person or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate.  An Access Person’s family members include the Access Person’s spouse, minor children, any person living in the home of the Access Person and any relative of the Access Person (including in-laws) to whose support an Access Person directly or indirectly contributes.

F.Employees:  the employees, officers and directors of the Adviser, including Access Persons.  The Chief Compliance Officer will maintain a current list of all Employees.

G.Exempt Transactions:  transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to an Automatic Investment Plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell, 8) involving shares of a security of a company with a market capitalization in excess of $500 million.

H. Funds:  any series of any investment company registered under the Investment Company Act of 1940 to which the Adviser provides investment advice.

I.Related Securities:  securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

J.Reportable Securities: any security other than:

i.	Direct obligations of the Government of the United States;

ii.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by money market funds;

iv.	Shares issued by open-end funds other than Reportable Funds; and

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds

K.Reportable Fund: any fund for which the Adviser or the Access Person serves as an investment adviser or any fund whose investment adviser or principal underwriter controls the Adviser or the Access Person, is controlled by the Adviser or the Access Person, or is under common control with the Adviser or the Access Person.

L.Securities:  any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following:  1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality short-term debt instruments, including repurchase agreements, and 5) shares of unaffiliated registered open-end investment companies.

M.Securities Transaction:  the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Access Person Account.  The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III.Personal Investment Guidelines

A.Personal Accounts

1.           The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions unless the transaction involves a private placement or initial public offering.  Access Persons must remember that regardless of the transaction’s status as exempt or not exempt, the Access Person’s fiduciary obligations remain unchanged.

2.           Access Persons may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for a Fund unless the Securities Transaction is combined (“blocked”) with the Fund’s transaction.  Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Access Person must disgorge to the Fund the value received by the Access Person due to any favorable price differential received by the Access Person.  For example, if the Access Person buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Access Person will pay $100 (100 shares x $1 differential) to the Fund.

3. Any direct or indirect acquisition of beneficial ownership in a private placement security must be authorized by the Chief Compliance Officer, in writing, prior to the transaction. In the event the Chief Compliance Officer transacts in a private placement, the Chief Compliance Officer will obtain prior written approval from two executive officers of the Adviser. In connection with a private placement acquisition, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to the Access Person by virtue of the Access Person’s position with the Adviser.  If the private placement acquisition is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.  Access Persons who have been authorized to acquire Securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Access Person takes part in any subsequent investment in the same issuer.  In such circumstances, the determination to purchase Securities of that issuer on behalf of a client will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

a)  Altegris Portfolio Management Inc. (“Altegris Funds”), an affiliate of the Adviser, acts as sponsor to certain pooled investment vehicles offered on a private placement basis.  Altegris Investments, Inc., a broker-dealer affiliate of the Adviser, serves as selling agent to each of the privately offered funds.  In light of the Adviser’s affiliations with Altegris Funds and Altegris Investments, Inc. the Adviser has instituted additional procedures in regard to potential Securities Transactions in private placement offerings sponsored by Altegris Funds and distributed by Altegris Investments, Inc.    The following procedures will be distributed to the operations staff of Altegris Investments, Inc. and Altegris Funds and monitored periodically by the Adviser.
b)  A list of all Access Persons has been provided to operations personnel of Altegris Funds and Altegris Investments (“Affiliated Operations Personnel”).  Affiliated Operations Personnel are instructed to immediately notify Compliance personnel of the Adviser upon receipt of any proposed subscription or additional investment documentation.  Affiliated Operations Personnel are instructed to not process any subscription agreements or additional investment paperwork for any Access Person without first receiving confirmation that written authorization to conduct such transaction has been obtained from the Adviser’s Chief Compliance Officer.
4.           Access Persons are prohibited from directly or indirectly acquiring beneficial ownership in any Securities in an initial public offering without the prior written approval of the Chief Compliance Officer.  In the event the Chief Compliance Officer acquires any security in an initial public offering, the Chief Compliance Officer will obtain prior written approval from two other executive officers of the Adviser. This restriction is imposed in order to preclude any possibility of an Access Person profiting improperly from the Access Person’s position with the Adviser.  If the initial public offering is authorized, the Chief Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.

B.Other Restrictions

Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Chief Compliance Officer.  The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of Clients.  In the event that board service is authorized, Access Persons serving as directors will be isolated from other Access Persons making investment decisions with respect to the Securities of the company in question.

Access Persons are prohibited from making any political contributions which are designed to influence a political official or government entity to direct investment advisory business or services to the Adviser.  Access Persons are also prohibited from coordinating or soliciting any person or political action committee to make any contribution to an official of a government entity to which the Adviser is providing or seeking to provide investment advisory services, or payment to a political party of a State or locality where the Adviser is providing or seeking to provide investment advisory services to a government entity.

Access Persons are prohibited from accepting or making gifts that are outside the normal course of business.  “Lavish” gifts or “Extravagant” entertainment outside the normal scope of business are to be discouraged and all gifts and entertainment given or received are subject to monitoring by the Chief Compliance Officer.  The CCO in conjunction with Senior Management will determine whether a gift is “Lavish” or entertainment “Extravagant”.  Penalties may be assessed if a gift or entertainment is determined to be “Lavish” or “Extravagant” and may extend from disgorgement or forfeiture to more serious discipline (up to and including termination) if the gift or entertainment violates a state, federal or SRO law or regulation.  An Access Person who receives or gives a gift or entertainment determined to be prohibited by the Senior Management may have the option, as determined by Senior Management to mitigate the violation, by:
▪	paying the market value for the gift or entertainment;
▪	returning the gift or entertainment to the donor; or
▪	giving the gift or entertainment (or an amount of its equal value) to an appropriate charity (for example, a 501(c)3 organization).

IV.Compliance Procedures

A.Access Person Disclosure – Holdings Reports

         1.           Within ten (10) days of commencement of employment with the Adviser, each Access Person must certify that he or she has read and understands this Code of Ethics and recognizes that he or she is subject to it.

The Access Person must disclose the following information as of a date no more than 45 days prior to the date the person became an Access Person: a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Reportable Security in which the Access Person has a Beneficial Interest when the person became an Access Person, b) the name of any broker-dealer with whom the Access Person maintained an account when the person became an Access Person, and c) the date the report is submitted.

        2.           Annually, each Access Person must certify that he or she has read and understands this Code of Ethics and any amendment, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Reportable Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

In addition, each Access Person shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Reportable Security in which the Access Person had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Reportable Securities are held for the direct or indirect benefit of the Access Person, and c) the date the report is submitted.

B.Compliance – Quarterly Transaction Reports

         1.All Access Persons must provide copies of all periodic brokerage account statements to the Chief Compliance Officer.  Each Access Person must report, no later than 30 days after the close of each calendar quarter, on the Reportable Securities Transaction Report form provided by the Adviser, all transactions in which the Access Person acquired or sold any direct or indirect Beneficial Interest in a Reportable Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.  The Report may, however, exclude transaction effected pursuant to an Automatic Investment Plan.  The report will also identify any trading account, in which the Access Person has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank.

         2.The Chief Compliance Officer will, on a at least a quarterly basis, check the trading account statements provided by brokers to verify that the Access Person has not violated the Code.  The Compliance Officer shall identify all Access Persons, inform those persons of their reporting obligations, and maintain a record of all current and former access persons.

         3.If an Access Person violates this Code, the Chief Compliance Officer will report the violation to the Board of each Fund for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Access Person, or suspension or termination of the Access Person’s relationship with the Fund and/or the Adviser.

        4.If the Adviser has only one Access Person, the Access Person need not file the reports required in Section IV(A)(1) and (2) nor obtain the approvals required by Section III(A)(3) and (4) if the Access Person maintains records of all personal holdings and transactions that would otherwise be reported.